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                                                                      EXHIBIT 12

                                    KEYCORP
                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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
                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                               2002     2001     2000     1999     1998
                                                              ------   ------   ------   ------   ------
COMPUTATION OF EARNINGS
Net income..................................................  $  976   $  132   $1,002   $1,107   $  996
Add: Provision for income taxes.............................     336      102      515      577      483
Less: Cumulative effect of accounting changes, net of tax...      --     (25)       --       --       --
                                                              ------   ------   ------   ------   ------
    Income before income taxes and cumulative effect of
       accounting changes...................................   1,312      259    1,517    1,684    1,479
Fixed charges, excluding interest on deposits...............     747    1,367    1,820    1,649    1,517
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, excluding interest on
       deposits.............................................   2,059    1,626    3,337    3,333    2,996
Interest on deposits........................................     897    1,478    1,768    1,305    1,359
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, including interest on
       deposits.............................................  $2,956   $3,104   $5,105   $4,638   $4,355
                                                              ======   ======   ======   ======   ======
COMPUTATION OF FIXED CHARGES
Net rental expense..........................................  $  142   $  145   $  146   $  173   $  139
                                                              ======   ======   ======   ======   ======
Portion of net rental expense deemed representative of
  interest..................................................  $   27   $   43   $   41   $   46   $   35
Interest on short-term borrowed funds.......................     169      500      715      646      801
Interest on long-term debt, including capital securities....     551      824    1,064      957      681
                                                              ------   ------   ------   ------   ------
    Total fixed charges, excluding interest on deposits.....     747    1,367    1,820    1,649    1,517
Interest on deposits........................................     897    1,478    1,768    1,305    1,359
                                                              ------   ------   ------   ------   ------
    Total fixed charges, including interest on deposits.....  $1,644   $2,845   $3,588   $2,954   $2,876
                                                              ======   ======   ======   ======   ======
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Preferred stock dividend requirement on a pre-tax basis.....      --       --       --       --       --
Total fixed charges, excluding interest on deposits.........  $  747   $1,367   $1,820   $1,649   $1,517
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       excluding interest on deposits.......................     747    1,367    1,820    1,649    1,517
Interest on deposits........................................     897    1,478    1,768    1,305    1,359
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       including interest on deposits.......................  $1,644   $2,845   $3,588   $2,954   $2,876
                                                              ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding deposit interest..................................    2.76X    1.19x    1.83x    2.02x    1.97x
Including deposit interest..................................    1.80X    1.09x    1.42x    1.57x    1.51x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS
Excluding deposit interest..................................    2.76X    1.19x    1.83x    2.02x    1.97x
Including deposit interest..................................    1.80X    1.09x    1.42x    1.57x    1.51x
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